Exhibit 2.3

AGREEMENT AND PLAN OF MERGER
Between
HEWITT PETROLEUM, INC.
And
RICHFIELD OIL & GAS COMPANY

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of March 31, 2011, by and between HEWITT PETROLEUM, INC., a Delaware corporation ("Hewitt"), and RICHFIELD OIL & GAS COMPANY, a Nevada corporation ("Richfield").  Hewitt and Richfield are sometimes hereinafter collectively referred to as the "Constituent Corporations."

RECITALS

A.          Hewitt is authorized to issue 200,000,000 shares of Common Stock, par value $.001 (the "Hewitt Common Stock"), of which 141,015,806 shares are outstanding as of the date hereof.

B.           Richfield is authorized to issue 450,000,000 shares of common stock, with $.001 par value (the "Richfield Common Stock"), of which no (-0-) shares are outstanding as of the date hereof.

C.           The Directors of each of the Constituent Corporations deems it advisable and in the best interests of each of the Constituent Corporations and its shareholders that Hewitt be merged with and into Richfield as permitted by and pursuant to the provisions of the General Corporation Law of the State of Delaware, and the Corporation Code of Nevada, respectively, on the terms and subject to the conditions hereinafter set forth.

D.           This Agreement and the transactions contemplated hereby have been approved by the Sole Director of Richfield (no shares of Richfield have been issued) pursuant to Section 92A of the Nevada Revised Statutes, and by the Board of Directors and a majority of the holders of the outstanding shares of Hewitt, pursuant to Delaware General Corporation Law Title 8, Chapter 1, Subchapter IX, § 252.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and in accordance with the applicable provisions of the Corporations Code of the State of Nevada, the parties hereto covenant and agree as follows:

ARTICLE I

THE MERGER, THE SURVIVING CORPORATION
AND THE EFFECTIVE DATE

1.1           As soon as practicable following the fulfillment of the conditions specified in Article IV hereof, Hewitt shall merge with and into Richfield (the "Merger"), with Richfield to be the surviving corporation in the Merger.

1.2           The date on which the Merger occurs and becomes effective is hereby defined to be and is hereinafter referred to as the "Effective Date."  The Merger shall occur and be effective at the time and on the date that this Agreement of Merger, having been duly executed and acknowledged, together with a certificate of merger with respect hereto and any and all other necessary documents and instruments, is filed with the Secretary of State of the State of Nevada as provided in Section 92A of the Nevada Revised Statutes.

1.3           Richfield, as the surviving corporation in the Merger (hereinafter as such referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Nevada.  On the Effective Date, the separate existence and corporate organization of Hewitt, except insofar as it may be continued by operation of law, shall be terminated and cease.

ARTICLE II

ARTICLES OF INCORPORATION, BYLAWS,
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

2.1           The Articles of Incorporation of Richfield shall be the Articles of Incorporation of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof and of applicable law.

2.2           The Bylaws of Richfield as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof, of Richfield's Articles of Incorporation and of applicable law.

2.3           The sole director of Richfield shall resign and the directors and officers of Hewitt on the Effective Date shall be the directors and officers of the Surviving Corporation, respectively, on and after the Effective Date until expiration of their respective terms and until their successors are elected and qualified, or prior resignation, removal or death, subject to the Articles of Incorporation and Bylaws of Richfield.

ARTICLE III

TREATMENT OF SHARES OF EACH OF THE
CONSTITUENT CORPORATIONS

3.1           On the Effective Date each one (1) share of Hewitt's Common Stock outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) share of Richfield's Common Stock and each one (1) share of Hewitt's Preferred Stock outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) share of Richfield's Preferred Stock.

3.2           Upon consummation of the Merger, each certificate which formerly represented shares of Hewitt's Common Stock and Preferred Stock, respectively, will be deemed for all purposes to represent that number of shares of Richfield's Common Stock and Preferred Stock, respectively, to which the holder thereof is entitled by virtue of the Merger.  After the Effective Date, upon delivery to Richfield of certificates which formerly represented shares of Hewitt's Common Stock or Preferred Stock, respectively, Richfield will cause certificates to be issued to the holders thereof representing the appropriate number of shares of Richfield’s Common Stock or Preferred Stock, respectively.

ARTICLE IV

CONDITIONS TO MERGER

4.1           The Board of Directors and shareholders of Hewitt approved the Merger in accordance with Delaware Corporate Law as follows:

The Board of Directors of Hewitt approved and adopted the Plan of Merger by unanimous written consent dated March 22, 2011, and the common stockholders of Hewitt approved and adopted the Plan of Merger by majority written consent dated March 23, 2011.

The Sole Director of Richfield approved the Merger in accordance with the Nevada Corporation Code as follows:

The Sole Director of Richfield approved and adopted the Plan of Merger by written consent dated March 23, 2011.  No shares of the capital stock of Richfield have been issued.

4.2           Articles of Merger shall be filed with the Secretary of State of Nevada in accordance with Section 92A of the Nevada Revised Statutes.

4.3           The Surviving Corporation shall assume and pay all expenses in connection with the Merger not theretofore paid by the respective parties.

ARTICLE V

TRANSFER OF ASSETS AND LIABILITIES

5.1  On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

5.2           The parties hereto agree that from time to time and as when requested by the Surviving Corporation, or by its successors and assigns, to the extent permitted by law, the officers and directors of the Surviving Corporation are fully authorized in the name of Hewitt or otherwise to execute and deliver all such deeds, assignments, confirmations, assurances and other instruments and to take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, confirm in or assure the Surviving Corporation title to and possession of all said property, rights, privileges, powers and franchises and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI

MISCELLANEOUS

For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed, each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

The Surviving Corporation appoints Laughlin Associates, Inc., 2533 N. Carson Street, Carson City, Nevada 89706 as its agent to accept service of process in any suit or other proceeding and a copy of such process shall be mailed to Richfield Oil & Gas Company, 15 W. South Temple, Suite 1050, Salt Lake City.

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused this Agreement to be executed by the authorized officer or director President of each party hereto, as of the day and year first above written.

HEWITT PETROLEUM, INC.

By:	/s/ Douglas C. Hewitt
Douglas C. Hewitt, President/CEO

RICHFIELD OIL & GAS COMPANY

By:	/s/ J. David Gowdy
J. David Gowdy, Sole Director